CFO Commentary on Annual and Fourth Quarter Fiscal Year 2013 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

FY 2013 Summary

GAAP Annual Financial Comparison
(in millions except per share data)	FY13	FY12	Y/Y $	Y/Y %
Revenue	$4,280.2	$3,997.9	up $282.3	up 7.1%
Gross Margin	52.0%	51.4%	—	up 0.6 p.p.
Operating Expenses	$1,578.1	$1,408.2	up $169.9	up 12.1%
Net Income	$562.5	$581.1	down $18.6	down 3.2%
Earnings Per Share	$0.90	$0.94	down $0.04	down 4.3%

Non-GAAP* Annual Financial Comparison
(in millions except per share data)	FY13	FY12	Y/Y $	Y/Y %
Revenue	$4,280.2	$3,997.9	up $282.3	up 7.1%
Gross Margin	52.3%	51.9%	—	up 0.4 p.p.
Operating Expenses	$1,395.7	$1,245.7	up $150.0	up 12.0%
Net Income	$728.4	$734.4	down $6.0	down 0.8%
Earnings Per Share	$1.17	$1.19	down $0.02	down 1.7%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a contribution expense in the second quarter of fiscal 2013, a legal settlement charge in the fourth quarter of fiscal 2012, and the tax impact associated with such items.

Since the first quarter of fiscal year 2011, we have been reporting three primary financial reporting segments - GPU, Professional Solutions Business, and Consumer Products Business. During the fourth quarter of fiscal 2013, we began reporting two primary financial reporting segments - GPU and Tegra® Processor. This change reflects the way we are now managing our businesses internally.

The GPU business leverages our GPU technology across multiple end markets. It comprises four primary product lines: GeForce® for desktop and notebook PCs and Macs; Quadro® for professional workstations; Tesla® for high-performance servers and workstations; and NVIDIA GRID™ for server graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.

The Tegra Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies. This includes Tegra for smartphones and tablets (including for Windows RT-based devices); automotive computers, including infotainment and navigation systems; and gaming devices, including Project SHIELD™. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.

The All Other category includes license revenue from our patent cross license agreement with Intel.

All prior periods reflected herein are based on our new reporting segments. The appended table provides historical revenue by quarter.

Revenue

GAAP Annual Revenue Comparison
(in millions)	FY13	FY12	Y/Y $	Y/Y %
GPU	$3,251.7	$3,186.8	up $64.9	up 2.0%
Tegra Processor	764.5	591.1	up $173.4	up 29.3%
All Other	264.0	220.0	up $44.0	up 20.0%
Total	$4,280.2	$3,997.9	up $282.3	up 7.1%

Revenue for fiscal 2013 was a record at $4.28 billion, up 7.1 percent from the prior fiscal year.

This increase was largely attributable to record revenue for our Tegra Processor business, which increased 29.3 percent from the previous year. Within this business, Tegra products for smartphones and tablets, including Windows RT-based devices, rose 50.3 percent to $540.5 million, in line with our outlook. Tegra Processor revenue also includes license fees and other revenue related to game consoles, which decreased 43.3 percent over the prior fiscal year, offset by a 51.5 percent increase in revenue for our automotive products.

The GPU business grew 2.0 percent over the prior fiscal year, despite the $173.1 million decline in revenue from chipset products, which were discontinued. Excluding chipset product revenue, the GPU business grew 8.0 percent.

This growth was largely attributable to strong demand for our GeForce® GTX™ desktop and notebook GPU products. With the introduction of Kepler generation GPUs in fiscal 2013, our desktop and notebook revenue grew by 5.9 and 26.4 percent, respectively. The GPU business also benefited from a 36.5 percent increase in Tesla revenue, offset by a 5.9 percent revenue decrease in Quadro, due to general weakness in Western Europe.

In All Other, a full year of royalty revenue of $264.0 million was recorded under our cross license agreement with Intel compared with a partial year in fiscal 2012 of $220.0 million. Revenue is recognized based, in part, on our valuation of the consideration exchanged, whereas cash is recorded when installment payments are received, as provided under the cross license agreement.

Gross Margin

We had record gross margins for fiscal 2013, with GAAP gross margin of 52.0 percent. Non-GAAP gross margin, which excluded stock-based compensation, was a record 52.3 percent. Both GAAP and non-GAAP margins were in line with our outlook given at the beginning of the year.

Expenses and Other

GAAP operating expenses for fiscal 2013 were $1.58 billion, up $169.9 million, or 12.1 percent, from the prior year. Non-GAAP operating expenses were $1.40 billion, up $150.0 million, or 12.0 percent, in line with our outlook given at the beginning of the year. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense related to a corporate donation in the second quarter of fiscal 2013.

The increase in operating expenses was primarily due to investments in our Tegra Processor business. This includes efforts to build next-generation energy-efficient computing architectures, such as Tegra 4 and our integrated SOC solutions, which combine Tegra application processors and Icera baseband processors. They also include work within GPU to build out our Kepler product lines across GeForce, Quadro, and Tesla, and invest in our next-generation GPUs, as well as to fund other key initiatives to fuel future growth.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	FY 2013	FY 2012
Stock-based compensation	$126.2	$125.0
Amortization of acquisition-related intangible assets	$17.1	$17.2
Other acquisition-related costs	$19.0	$20.3
Donation	20.1	$—
Total	$182.4	$162.5

GAAP income tax expense for the fiscal year 2013 was $99.5 million, an effective tax rate of 15.0 percent. Non-GAAP income tax expense, excluding stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a corporate donation, was $126.6 million in fiscal 2013, or an effective tax rate of 14.8 percent. Our GAAP and non-GAAP annual effective tax rates reflect the extension of the U.S. research tax credit as explained under our Q4 FY 2013 Summary for tax expense.

Q4 FY 2013 Summary

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q4 FY13	Q3 FY13	Q4 FY12	Q/Q	Y/Y
Revenue	$1,106.9	$1,204.1	$953.2	down 8.1%	up 16.1%
Gross margin	52.9%	52.9%	51.4%	flat	up 1.5 p.p
Operating expenses	$402.0	$384.4	$367.7	up 4.6%	up 9.3%
Net income	$174.0	$209.1	$116.0	down 16.8%	up 50.0%
Earnings per share	$0.28	$0.33	$0.19	down 15.2%	up 47.4%

Non-GAAP* Quarterly Financial Comparison
(in millions except per share data)	Q4 FY13	Q3 FY13	Q4 FY12	Q/Q	Y/Y
Revenue	$1,106.9	$1,204.1	$953.2	down 8.1%	up 16.1%
Gross margin	53.2%	53.1%	52.5%	up 0.1 p.p	up 0.7 p.p
Operating expenses	$360.4	$344.8	$325.2	up 4.5%	up 10.8%
Net income	$214.9	$245.5	$158.1	down 12.5%	up 35.9%
Earnings per share	$0.35	$0.39	$0.26	down 10.3%	up 34.6%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a legal settlement charge in the fourth quarter of fiscal 2012, and the tax impact associated with such items.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q4 FY13	Q3 FY13	Q4 FY12	Q/Q	Y/Y
GPU	$832.5	$894.2	$777.4	down 6.9%	up 7.1%
Tegra Processor	208.4	243.9	109.8	down 14.6%	up 89.8%
All Other	66.0	66.0	66.0	—	—
Total	$1,106.9	$1,204.1	$953.2	down 8.1%	up 16.1%

Revenue for the fourth quarter of fiscal 2013 was $1.11 billion, down 8.1 percent sequentially and up 16.1 percent year-over-year. Our outlook was $1.025 billion to $1.175 billion.

The GPU business had revenue of $832.5 million, down $61.7 million or 6.9 percent sequentially and up $55.1 million or 7.1 percent year-over-year.

The sequential decline stems from desktop GPUs, where the channel returned to its normal run-rate demand following a strong launch of Kepler GPUs in Q3. Revenue from notebook GPUs increased slightly and remained at record levels on the strength of our Ivy Bridge design wins. Quadro revenue increased 10.4 percent, driven, in part, by our new Quadro Kepler GPUs. Tesla GPU product sales were lower, following the previous quarter' large sale of Kepler-based products to Oak Ridge National Labs for its Titan supercomputer.

The year-on-year increase in our GPU business reflects the strength of notebook GPUs related to Ivy Bridge design wins. Tesla revenue was also up, as our run-rate business continued to increase. Revenue decreased from memory products.

The Tegra Processor business had revenue of $208.4 million in the fourth quarter, down 14.6 percent sequentially and up 89.8 percent year-over-year.

The sequential decrease was largely attributable to lower sales volume of Tegra 3, following record revenue in Q3 from sales into smartphone and tablets ahead of the holiday season, as well as of game consoles and automotive products. These decreases were offset by the sequential increase in revenue from sales of embedded products.

The year-over-year increase in our Tegra Processor business was largely due to higher sales volume of Tegra 3 for smartphone and tablet devices compared with the prior year when revenue declined in the two quarters ahead of the production ramp of Tegra 3 devices. It also reflected higher revenue from automotive and embedded products, offset by lower revenue associated with game consoles.

License revenue from our patent license agreement with Intel was at $66.0 million, unchanged from the previous and year-earlier quarters.

Gross Margin

Both GAAP and non-GAAP gross margins remained at record levels. GAAP gross margin was 52.9 percent, in line with our outlook - unchanged sequentially and up 1.5 percentage points year-over-year. Non-GAAP gross margin, which excluded stock-based compensation and a legal settlement charge in the fourth quarter of fiscal 2012, was 53.2 percent, compared with our outlook of 53.1 percent - up 0.1 percentage point sequentially and up 0.7 percentage point year-over-year.

Gross margins remained at record levels reflecting the stable mix between higher-margin and lower-margin products across the GPU and Tegra Processor businesses.

Expenses and Other

GAAP operating expenses for the fourth quarter were $402.0 million, in line with our outlook of approximately $400.0 million, and up from the prior quarter's $384.4 million and prior year's $367.7 million. Non-GAAP operating expenses were $360.4 million, also in line with our outlook of approximately $359.0 million, and up from the prior quarter's $344.8 million and prior year's $325.2 million. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs.

The increase in operating expenses over the prior quarter and fiscal year was largely related to employee compensation, benefits, and other employee-related costs - including, annual pay increases, planned hiring to support our strategic businesses, the beginning of a company 401K match in the fourth quarter of fiscal 2013, and related infrastructure costs to support our employee growth. The sequential increase was also due to higher tape-out and other engineering-related costs, and incremental discretionary costs to support our key initiatives in the fourth quarter of fiscal 2013.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q4 FY13	Q3 FY13	Q4 FY12
Stock-based compensation	$32.9	$30.6	$32.4
Amortization of acquisition-related intangible assets	4.3	4.4	5.0
Other acquisition-related costs	4.4	4.6	5.1
Total	$41.6	$39.6	$42.5

GAAP income tax expense for the quarter was $12.1 million, or an effective tax rate of 6.5 percent, down 11.1 percentage points from the prior quarter's 17.6 percent. Non-GAAP income tax expense was $15.6 million, or an effective tax rate of 6.8 percent, down 10.2 percentage points from the prior quarter's 17.0 percent.

The decreases in both the GAAP and Non-GAAP effective tax rates were largely due to the extension of the U.S. research tax credit under the American Taxpayer Relief Act of 2012, enacted January 2, 2013. The Act provided for retroactive application of the research credit from December 31, 2011, the expiration date under prior law, through to December 31, 2013. As a result, our fourth quarter and annual effective tax rates for fiscal year 2013 reflect 13 months of benefit for the research tax credit. This brought our annual effective tax rates on a GAAP and non-GAAP basis to 15.0 percent and 14.8 percent, respectively, in line with our outlook of approximately 16 percent, with the benefit of the U.S. research tax credit.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.73 billion, up $293.1 million or 8.5 percent over the prior quarter and up $598.3 million or 19.1 percent over the prior fiscal year. The sequential and annual increase in cash is explained within cash flow below.

Accounts receivable at the end of the quarter were $454.3 million, up $9.4 million from $444.9 million in the prior quarter, and up $118.1 million from $336.1 million in the prior year. Accounts receivable increased in Q4 as compared with the prior quarter primarily due to slightly less linear monthly shipments. Accounts receivable increased over the prior year primarily due to higher sales in the fourth quarter of fiscal 2013. DSO at quarter-end was 37 days, up three days from 34 days in the prior quarter, and up five days from 32 days in Q4 fiscal 2012.

Inventories at the end of the quarter were $419.7 million, down $9.3 million from $429.0 million in the prior quarter, and up $79.4 million from $340.3 million in the Q4 fiscal 2012. DSI at quarter-end was 73 days, up four days from 69 days in the prior quarter, and up six days from 67 days in the prior year.

Cash flow from operating activities was $451.0 million in the fourth quarter and $824.2 million in fiscal 2013, compared with $181.5 million in the third quarter and $909.2 million in fiscal 2012.  The sequential increase was primarily due to the $300.0 million annual royalty payment received under a patent licensing agreement with Intel and moderate inventory purchases, offset by lower net income. The decrease from the prior year was attributable to lower net income, higher accounts receivable due to less linear shipments, and higher inventory driven by the production ramp for Kepler.

Free cash flow was $403.3 million in the fourth quarter and $640.9 million in fiscal 2013, compared with $136.8 million in the third quarter and $770.4 million in fiscal 2012.

Depreciation and amortization expense for the fourth quarter amounted to $58.4 million. Capital expenditures were $47.8 million.

First Quarter Outlook

Our outlook for the first quarter of fiscal 2014, is as follows:

•	Revenue is expected to be $940 million, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be flat relative to the prior quarter, 52.9 percent and 53.2 percent, respectively.

•	GAAP operating expenses are expected to be approximately $430 million; non-GAAP operating expenses are expected to be approximately $395 million.

•
GAAP and non-GAAP tax rates for the first quarter and annual fiscal 2014 are both expected to be 16 percent, plus or minus one percent. This estimate excludes any discrete tax events that may occur during a quarter, which, if realized, may increase or decrease our actual effective tax rates in such quarter.

We estimate depreciation and amortization for the first quarter to be approximately $59 million to $61 million. Capital expenditures are expected to be in the range of $55 million to $65 million.

Diluted shares for the first quarter are expected to be approximately 619 million.

In fiscal year 2014, we expect to break ground on a new building for our headquarters campus in Santa Clara to provide for our near-term growth needs. This 500,000 square foot building will provide 2,500 seats and be built on land we purchased five years ago. We evaluated various alternatives to optimize our specific needs at the best value-cost equation and determined that constructing our own building to be the optimal choice. We estimate capital funding for the project to ramp in the third quarter of fiscal year 2014. We will capitalize these costs on our balance sheet until the building is in service and then depreciate as part of our total company's operating expenses beginning approximately in the third quarter of fiscal 2016. We will provide quarterly forecasts of capital expenditures, depreciation and amortization for this project as part of our outlook as these costs are expected to be incurred.

______________

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a contribution expense, a legal settlement charge, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the first quarter of fiscal 2014; and the company's tax rate for the first quarter and fiscal year 2014 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 28, 2012. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2013 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tesla, NVIDIA GRID, Project Shield, Kepler, Icera and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
HISTORICAL REVENUE
(In thousands)
(Unaudited)

	Fiscal Year 2013				Fiscal Year 2013
	Three Months Ended				Twelve Months Ended
	April 29,	July 29,	October 28,	January 27,	January 27,
	2012	2012	2012	2013	2013
GPU	$726,365	$798,624	$894,209	$832,514	$3,251,712
Tegra processor	132,512	179,646	243,901	208,388	764,447
All other	66,000	66,000	66,000	66,000	264,000
Total revenue	$924,877	$1,044,270	$1,204,110	$1,106,902	$4,280,159

	Fiscal Year 2012				Fiscal Year 2012
	Three Months Ended				Twelve Months Ended
	May 1,	July 31,	October 30,	January 29,	January 29,
	2011	2011	2011	2012	2012
GPU	817,430	782,894	809,036	777,404	$3,186,764
Tegra processor	122,609	167,684	191,083	109,790	591,166
All other	22,000	65,939	66,061	66,000	220,000
Total revenue	$962,039	$1,016,517	$1,066,180	$953,194	$3,997,930

	Fiscal Year 2011				Fiscal Year 2011
	Three Months Ended				Twelve Months Ended
	May 2,	August 1,	October 31,	January 30,	January 30,
	2010	2010	2010	2011	2011
GPU	$970,583	$765,505	$791,978	$817,631	$3,345,697
Tegra processor	31,230	45,703	51,934	68,745	197,612
All other	—	—	—	—	—
Total revenue	$1,001,813	$811,208	$843,912	$886,376	$3,543,309

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 27,	October 28,	January 29,	January 27,	January 29,
	2013	2012	2012	2013	2012

GAAP gross profit	$585,602	$636,658	$490,013	$2,226,343	$2,056,517
GAAP gross margin	52.9%	52.9%	51.4%	52.0%	51.4%
Stock-based compensation expense included in cost of revenue (A)	2,826	2,489	3,048	10,490	11,322
Legal settlement (B)	$—	$—	$7,300	$—	$7,300
Non-GAAP gross profit	$588,428	$639,147	$500,361	$2,236,833	$2,075,139
Non-GAAP gross margin	53.2%	53.1%	52.5%	52.3%	51.9%

GAAP operating expenses	$402,029	$384,441	$367,696	$1,578,104	$1,408,218
Stock-based compensation expense included in operating expense (A)	(32,943)	(30,580)	(32,388)	(126,172)	(125,032)
Amortization of acquisition-related intangible assets	(4,325)	(4,402)	(5,041)	(17,134)	(17,190)
Other acquisition-related costs (C)	(4,373)	(4,666)	(5,052)	(19,004)	(20,282)
Contribution expense (D)	—	—	—	(20,127)	—
Non-GAAP operating expenses	$360,388	$344,793	$325,215	$1,395,667	$1,245,714

GAAP net income	$173,973	$209,080	$116,025	$562,536	$581,090
Total pre-tax impact of non-GAAP adjustments	44,467	42,137	52,829	192,927	181,126
Income tax impact of non-GAAP adjustments	(3,507)	(5,755)	(10,718)	(27,090)	(27,810)
Non-GAAP net income	$214,933	$245,462	$158,136	$728,373	$734,406

Diluted net income per share
GAAP	$0.28	$0.33	$0.19	$0.90	$0.94
Non-GAAP	$0.35	$0.39	$0.26	$1.17	$1.19

Shares used in diluted net income per share computation	622,018	628,845	618,599	624,957	616,371

Metrics:
GAAP net cash flow provided by operating activities	$451,009	$181,485	$410,518	$824,172	$909,156
Purchase of property and equipment and intangible assets	(47,758)	(44,684)	(45,182)	(183,309)	(138,735)
Free cash flow	$403,251	$136,801	$365,336	$640,863	$770,421

Graphics Processing Unit (GPU) revenue				$3,251,712	$3,186,764
Chipset product revenue				$(24,309)	$(197,417)
GPU revenue excluding chipset products				$3,227,403	$2,989,347

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Twelve Months Ended
	January 27,	October 28,	January 29,	January 27,	January 29,
	2013	2012	2012	2013	2012
Cost of revenue	$2,826	$2,489	$3,048	$10,490	$11,322
Research and development	$22,009	$20,056	$20,908	$82,157	$80,502
Sales, general and administrative	$10,934	$10,524	$11,480	$44,015	$44,530

(B) On February 7, 2012, the Company and Rambus entered into a licensing agreement and both parties also agreed to settle all outstanding legal disputes. For accounting purposes, an additional charge of $7.3 million associated with the fair value prescribed to the settlement portion was recognized for the year ended January 29, 2012.

(C) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.
(D) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over a ten year period.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2014 Outlook

GAAP gross margin	52.9%
Impact of stock-based compensation (A)	0.3%
Non-GAAP gross margin	53.2%

Q1 FY2014 Outlook
(In millions)
GAAP operating expenses	$430.0
Stock-based compensation expense included in operating expense	(28.0)
Amortization of acquisition-related intangible assets	(4.0)
Other acquisition-related costs (B)	(3.0)
Non-GAAP operating expenses	$395.0

(A) Represents $2.6 million of stock-based compensation expense included in cost of revenue.
(B) Other acquisition related costs are comprised primarily of compensation charges related to the acquisition of Icera, Inc. that was completed on June 10, 2011.